Exhibit 99.1

ImmunoCellular Therapeutics Announces Update on Financial Condition

Strengthened Financial Condition Supports Continued Advancement of Stem-to-T-Cell Program

LOS ANGELES, February 13, 2018 — ImmunoCellular Therapeutics, Ltd. (“ImmunoCellular”) (NYSE American: IMUC), a biotechnology company developing immunotherapies for the treatment of cancer based on its Stem-to-T-Cell research program, announced today that during the fourth quarter ended December 31, 2017, the Company received approximately $5.77 million of gross proceeds from the exercise of warrants in connection with the July 2017 underwritten public offering. The Company ended 2017 with approximately $6.6 million in cash.

Anthony J. Gringeri, Ph.D., President and Chief Executive Officer of ImmunoCellular, said, “I am extremely pleased we have secured an additional $5.8 million of capital during the fourth quarter, which significantly strengthens our Company’s financial condition. We have received approximately 88% or $7.9 million of the potential $9.0 million in net proceeds from the exercise of warrants, and are optimistic about receiving the remaining $927,000 available from the Series 3 warrants which expire in July 2018.”

Continued Dr. Gringeri: “With the additional capital, we intend to continue to implement our strategic plan focused on advancing our research-stage Stem-to-T-Cell program. In the fourth quarter of 2017, we achieved a key milestone by successfully packaging T cell receptor DNA into a vector and transferring DNA into human hematopoietic stem cells. This is an important first step in using the patient’s immune system to produce killer T cells designed to specifically target and attack cancer cells. We are currently working to achieve our next milestone, optimizing transfection conditions for the hematopoietic stem cells, which would then enable preclinical testing. While we are still in the early stages, we believe that our stem cell program has the potential to be a game-changing treatment for cancer.

Additionally, we are completing the wind-down of ICT-107 activities while continuing to seek partnership opportunities for our clinical-stage anticancer assets. We have been successful in working with our vendors to restructure our ICT-107 Phase 3 clinical trial-related obligations. I am pleased that we have achieved a key financial management goal by strengthening our balance sheet, eliminating debt, attaining positive working capital and positive shareholders equity, along with cash on hand expected to fund our operations into 2019.”

Warrants Exercises through December 31, 2017:

	Granted	Exercised	Expired	Remaining	Conversion
Series 1 - October 2017	$3,000,000	$3,000,000	$—	$—	100%
Series 2 - January 2018	$3,000,000	$2,845,000	$155,000	$—	95%
Series 3 - July 2018	$3,000,000	$2,073,000	$—	$927,000	69%

Totals	$9,000,000	$7,918,000	$155,000	$927,000	88%

In July 2017, ImmunoCellular completed an underwritten public offering that initially provided $4.1 million in net proceeds from the sale of convertible preferred stock, with the potential to secure an additional $9 million in funding over the 12 months following the closing of the financing from the exercise of warrants to purchase preferred stock issued in the financing transaction. As part of the financing, the Company issued three tranches of warrants of $3 million each with maturities in October 2017, January 2018 and July 2018. The conversion price of the warrants is subject to a floor price of $0.35. The year-end cash figure and proceeds amounts are unaudited and subject to final review and report in conjunction with the preparation and filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd., based in Los Angeles, is developing immune-based therapies for the treatment of cancer. ImmunoCellular’s is focused on advancing its Stem-to-T-Cell research program, which engineers hematopoietic stem cells to generate cytotoxic T cells. Additional assets, for which the Company is seeking partners, include clinical-stage programs - ICT-107, ICT-121 and ICT-140 - which are patient-specific, dendritic cell-based immunotherapies targeting solid tumors. To learn more about ImmunoCellular, please visit www.imuc.com.

Forward-Looking Statements for ImmunoCellular Therapeutics

This press release contains certain forward-looking statements, including statements regarding ImmunoCellular’s intentions and current expectations concerning, among other things, whether ImmunoCellular will be able to finance its ongoing operations following termination of existing clinical development programs, reduce outstanding obligations to creditors of the Company and minimize or defer the costs of restructuring in order to enable its immunotherapy program; the likelihood, timing and outcome of ImmunoCellular’s possible strategic alternatives, including a partnership, collaboration or restructuring; ImmunoCellular’s beliefs regarding the advantages and therapeutic and commercial value of its programs; ImmunoCellular’s ability to advance its Stem-to-T-Cell program and achieve certain milestones in the next 12 to 18 months; and ImmunoCellular’s ability to achieve its other clinical, operational, strategic and financial goals. Forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including the availability of resources to continue to develop ImmunoCellular’s product candidates and the uncertain timing of completion and success of clinical trials. Additional risks and uncertainties are described under the heading “Risk Factors” in ImmunoCellular’s most recently filed quarterly report on Form 10-Q for the period ended September 30, 2017 and subsequent filings with the Securities and Exchange Commission. Except as required by law, ImmunoCellular undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ImmunoCellular Thereapeutics, Ltd. Contact:

Jane Green

(267) 457-3734 direct

(415) 652-4819 mobile

jane@jmgcomm.com

Investor Relations Contact:

Lytham Partners, LLC

Joe Dorame, Robert Blum, or Joseph Diaz

(602) 889-9700

imuc@lythampartners.com